FOR IMMEDIATE RELEASE	Contact:	Matt Funke, CFO
November 22, 2011		(573) 778-1800

SOUTHERN MISSOURI BANCORP ANNOUNCES

CLOSING OF COMMON STOCK OFFERING, INCLUDING FULL EXERCISE OF UNDERWRITER’S OVER-ALLOTMENT OPTION

Poplar Bluff, Missouri – Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ Global Market:SMBC), the parent corporation of Southern Bank (“Bank”), today announced the closing of its underwritten public offering of 1,150,000 shares of its common stock, including 150,000 shares issued pursuant to a full exercise of the underwriter’s over-allotment option, at a price to the public of $19.00 per share, for aggregate gross proceeds of approximately $21.9 million.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $19.9 million.  The Company expects to use the net proceeds of the offering for general corporate purposes, including the funding of organic loan growth and the purchase of securities by the Bank, the pursuit of strategic acquisition opportunities and the payment of dividends.

Sandler O’Neill + Partners, L.P. served as sole manager of the offering.  Silver, Freedman & Taff, L.L.P. served as legal counsel to the Company.  Patton Boggs LLP served as legal counsel to the underwriter.

The shares were issued pursuant to an effective registration statement filed with the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offers, solicitations of offers to buy, or sales of securities will only be made by means of a prospectus, copies of which may be obtained from Sandler O’Neill + Partners, L.P., Attention Syndication Department, 919 Third Avenue, 6th Floor, New York, New York 10022.

Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the public offering referred to herein and the anticipated use of proceeds of the offering. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include the risks described in the registration statement referred to above and in the Company’s other filings with the Securities and Exchange Commission.  You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.